Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 19, 2020, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended December 28, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on Forms S-8 (File No. 333-148149, effective December 19, 2007; File No. 333-157673, effective March 4, 2009; File No. 333-168534, effective August 4, 2010; File No. 333-179557, effective February 17, 2012; File No. 333-186692, effective February 15, 2013; File No. 333-194089, effective February 24, 2014; and File No. 333-219207, effective July 10, 2017; and, File No. 333-234386, effective October 30, 2019) and Form S-3 (File No.333-229892, effective February 26, 2019).

/s/ GRANT THORNTON LLP
Newport Beach, California
February 19, 2020